Exhibit 99

        Anadarko Acquires Gulf of Mexico Shelf Properties from
                 Amerada Hess, High Grades Portfolio

    HOUSTON--(BUSINESS WIRE)--June 9, 2003--Anadarko Petroleum Corporation (NYSE:APC) today announced it has acquired the majority of Gulf of Mexico shelf properties of Amerada Hess Corporation (NYSE:AHC) for approximately $225 million, after customary closing adjustments.
    The 26 acquired fields have estimated proved reserves of nearly 23 million barrels of oil equivalent (BOE), of which about 60 percent is natural gas. Approximately $190 million of the purchase price was allocated to the proved reserves; the remainder was attributed to unproven potential that will be evaluated over the next several years. Current daily net production is 4,000 barrels of oil and 57 million cubic feet of natural gas. The acquisition is expected to add about
2.5 million BOE to the company's 2003 volumes.
    "These are high quality assets with excellent profit margins and a lot of upside," said Anadarko Chairman, President and CEO Robert J. Allison, Jr. "There's considerable opportunity for reserve additions and production growth on these properties."
    The company has identified more than 50 development opportunities including production enhancements, recompletions and low risk development wells, and as many as 10 exploration prospects that can be drilled over the next few years. The identified exploration prospects are located in high potential deep shelf gas plays, which Anadarko has been pursuing.
    More than 60 percent of the reserves are concentrated within three fields: South Timbalier blocks 172 and 190/205/206 and South Pass 89.
    "The key producing fields lie within our active fairway, which means we expect to benefit from operational efficiencies," Allison said.
    "And we've hedged the current production with costless collars providing a minimum cash margin of $21 per BOE over the next two years," he said.
    Cash flow from the properties for the remainder of 2003 is projected to be $75 million, generating a cash margin of more than $29 per BOE based on the current NYMEX forward curve for oil and gas prices.
    The company funded the acquisition with available cash and credit facilities.

    Divestitures

    Anadarko intends to sell about $100 million in total properties this year, excluding $40 million of assets in New Mexico that the company sold in the first quarter. Additional asset sales intended for closing prior to year end include about 20 properties in West Texas and 40 to 50 properties in the Gulf of Mexico, amounting to up to 400,000 BOE in 2003 volumes.
    "Our aim is to focus on our key assets and reduce costs," Allison said. "At the end of the year, we expect to have fewer Gulf of Mexico fields but higher margins. This is an ongoing strategy that has allowed us to high-grade our portfolio, increase cash margins per barrel and add growth potential."
    Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria, Venezuela and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com .

    NOTE: A map will be available on the Internet at www.anadarko.com.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's
(SEC) definitions. Additionally, Anadarko may disclose estimated recoverable reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2002 Annual Report on Form 10-K.

    CONTACT: Anadarko Petroleum Corporation
             Media Contacts:
             Lee Warren, 832/636-3321
             lee_warren@anadarko.com
             or
             Anne Vincent, 832/636-8368
             anne_vincent@anadarko.com
             or
             Investor Contacts:
             Paul Taylor, 832/636-3471
             paul_taylor@anadarko.com
             or
             David Larson, 832/636-3265
             david_larson@anadarko.com
             or
             Stewart Lawrence, 832/636-3326
             stewart_lawrence@anadarko.com